UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2012

Central Pacific Financial Corp.

(Exact name of registrant as specified in its charter)

Hawaii	0-10777	99-0212597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 South King Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

(808) 544-0500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2012, the shareholders of Central Pacific Financial Corp. (the “Company”) approved an amendment (the “Amendment”) to the Company’s 2004 Stock Compensation Plan (the “Plan”) to permit certain awards to be considered “qualified performance-based compensation” under the provisions of Section 162(m) of the Internal Revenue Code (the “Code”), as described in greater detail under Item 5.07 below.   The Amendment limits the number of shares of Company Common Stock that may be granted pursuant to any awards under the Plan in any one fiscal year to any one participant under the Plan to 200,000 shares.

As determined at the discretion of the Company’s Compensation Committee, the terms and conditions of awards under the Plan may be conditioned upon the attainment of certain performance goals. In the case of awards (other than options and SARs) that are intended to be “qualified performance-based compensation” to “covered employees,” as both terms are defined in Section 162(m) of the Code, the  Amendment also expands the list of performance measures available under the Plan to include one or more of the following: net sales; gross sales; revenue; net revenue; gross revenue; net income; net income after capital costs, non-interest income compared to net interest income ratio; growth of loans and/or deposits; growth in number of customers, households or assets; cash generation; cash flow; unit volume; market share; cost reduction; EVA®, economic value added; costs and expenses (including expense efficiency ratios and other expense measures); strategic plan development and implementation; customer satisfaction; credit quality measures; full-time equivalency control; allowance for loan losses; operating efficiency; loan chargeoffs; loan writedowns; non-performing or impaired loans; return measures (including, but not limited to, return on assets, risk-adjusted return on capital or return on equity); return on net assets; return on average assets, return on actual or proforma assets; return on capital; return on investment; return on working capital; return on net capital employed; working capital; asset turnover; economic value added; total stockholder return; fee income; net income; net income before capital costs; net income before taxes; operating income; operating profit margin; net income margin; net interest margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; book value; stock price (including, but not limited to, growth measures and total shareholder return); earnings per share (actual or targeted growth); stock price earnings ratio; margins; earnings before interest; taxes; depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); earnings before interest (“EBI”); or EBITDA, EBIT, EBI or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue. In addition, the Compensation Committee may consider the following individual unit/production performance measures: cost per dollar loan growth; cost per dollar deposit growth; revenue per personnel; the operating expense to group budget; service levels (group); and personal performance.

The Amendment, is attached hereto as Exhibit 10.1 and incorporated herein by reference.  In addition, forms of Stock Option Grant Agreement and Restricted Stock Unit Agreement to be used in conjunction with the Plan are attached hereto as Exhibit 10.2 and 10.3 respectively.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On April 25, 2012, the Company held its Annual Meeting of Shareholders at which the shareholders voted upon and approved (i) the election of nine (9) nominees as directors; (ii) ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2012; (iii) the Amendment to the Plan, as described above, and  (iv) an advisory (non-binding) shareholder resolution to approve the compensation of the Company’s executive officers.

The final number of votes cast for or against (withheld) and the number of abstentions and broker non-votes with respect to each matter voted upon, as applicable, are set forth below.

		For	Against/Withheld	Abstained	Broker Non-Vote
1.	Nominees as Directors:
	Alvaro J. Aguirre	35,352,621	88,851	0	2,597,343
	James F. Burr	26,085,327	9,356,145	0	2,597,343
	Christine H.H. Camp	35,362,397	79,075	0	2,597,343
	John C. Dean	35,346,064	95,408	0	2,597,343
	Earl E. Fry	35,363,546	77,926	0	2,597,343
	Paul J. Kosasa	32,710,058	2,731,414	0	2,597,343
	Duane K. Kurisu	35,354,125	87,347	0	2,597,343
	Colbert M. Matsumoto	35,359,341	82,131	0	2,597,343
	Crystal K. Rose	35,362,222	79,250	0	2,597,343

2.	Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012.	37,950,557	78,509	9,749	0

3.	Amendment to 2004 Stock Compensation Plan to permit certain awards to be considered “qualified performance-based compensation” under the provisions of Section 162(m) of the Internal Revenue Code.	35,287,159	116,247	38,066	2,597,343

4.	Non-binding advisory vote to approve compensation of the Company’s executive officers.	35,266,445	135,108	39,919	2,597,343

Item 9.01.  Financial Statements and Exhibits.

(d)  The following exhibits are being filed herewith:

Exhibit No.	Exhibit Description

10.1	Amendment No. 2012-1 to 2004 Stock Compensation Plan

10.2	Form of Stock Option Grant Agreement

10.3	Form of Restricted Stock Unit Grant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp. (Registrant)

Date: April 30, 2012	By:	/s/ Glenn K. C. Ching
Glenn K.C. Ching
Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amendment No. 2012-1 to 2004 Stock Compensation Plan

10.2	Form of Stock Option Grant Agreement

10.3	Form of Restricted Stock Unit Grant Agreement